200 Connell Drive

Berkeley Heights, NJ 07922

FDA Extends Review Period for Genasense® New Drug Application in

 Chronic Lymphocytic Leukemia

Extension Associated with Submission of New Data Analyses

BERKELEY HEIGHTS, NJ – October 30, 2006 - Genta Incorporated (NASDAQ: GNTA) announced that the U.S. Food and Drug Administration (FDA) has notified the Company that it has extended the review period for the currently pending New Drug Application (NDA) for Genasense® (oblimersen sodium) Injection plus chemotherapy for patients with relapsed or refractory chronic lymphocytic leukemia (CLL).  Genta has requested a meeting with FDA, and the Company has submitted additional data analyses in support of the application.  The FDA has indicated that submission of the new information comprises a major amendment to the NDA and has elected to extend the review period for 90 days to January 29, 2007.

“We are pleased that the FDA has agreed to consider this new information during their review of the Genasense NDA,” commented Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer.  “Our pivotal trial met its primary endpoint in the only controlled clinical trial ever conducted in this patient population.  Genasense significantly increased the number and length of durable complete remissions, an endpoint that has consistently defined clinical benefit in leukemia.  Our new analyses reinforce that conclusion, and we look forward to continued dialog with FDA regarding this application.  While the NDA remains under active review, we will continue to provide Genasense at no cost to CLL patients in response to single-patient, “compassionate use” requests.”

The Genasense NDA was reviewed at a meeting of the FDA’s Oncologic Drug Advisory Committee meeting on September 6, 2006 where it failed to receive a majority vote to recommend approval. Information about the application can be accessed at: http://www.fda.gov/ohrms/dockets/ac/06/briefing/2006-4235B1-01-01Genta-background.pdf.

Genasense in CLL

The NDA for Genasense was based on two separate clinical trials.  The first was a Phase 1-2 trial that demonstrated the safety and activity of the drug used as a single-agent in 40 patients who had received extensive anti-leukemic therapy.  The second trial was a randomized, multicenter, multinational trial in which 241 patients with relapsed or refractory CLL received standard chemotherapy (fludarabine plus cyclophosphamide) with or without Genasense.  The trial met its primary endpoint, which was the demonstration of a statistically significant increase in the proportion of patients who achieved complete or nodular partial remission.  Patients with this level of remission have no overt evidence of leukemia.  Moreover, these remissions were durable (greater than 6 months in duration), they were associated with significant improvement in signs and symptoms of leukemia, and they lasted significantly longer when induced with Genasense compared with chemotherapy alone.

Adverse events that were significantly higher in the Genasense group included (but were not limited to) thrombocytopenia, nausea, fever, fatigue, back pain, weight loss, dehydration, and intravenous catheter complications.  However, serious adverse events that resulted in discontinuation of therapy were equal between the treatment arms.  Additional aspects of the safety and efficacy of Genasense can be viewed at:  http://www.fda.gov/ohrms/dockets/ac/06/briefing/2006-4235B1-01-01Genta-background.pdf.

About Chronic Lymphocytic Leukemia

CLL is the most common form of leukemia in adults. According to the American Cancer Society, approximately 8,000 patients will be diagnosed this year, and more than 60,000 people are living with CLL in the United States. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately producing a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually, these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding.  For more information about CLL, visit http://www.leukemia-lymphoma.org.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The Company has submitted a New Drug Application (NDA) to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL).  Genta has completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  Genta has additional randomized clinical trials ongoing in patients with acute myeloid leukemia, hormone-refractory prostate cancer, and lung cancer.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

•

the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

•

the safety and efficacy of the Company’s products or product candidates;

•

the Company’s assessment of its clinical trials;

•

the commencement and completion of clinical trials;

•

the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•

the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•

the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

•

the adequacy of the Company’s patents and proprietary rights;

•

the impact of litigation that has been brought against the Company and its officers and directors; and

•

the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Investor Relations

Media Relations

Tara Spiess/Andrea Romstad

Greg Tiberend

TS Communications Group, LLC

Richard Lewis Communications, Inc.

info@genta.com

(212) 827-0020

(908) 286-3980